EXHIBIT 10.1

May 16, 2017

Mark D. Schumacher

4106 Somerset Court

Grapevine, TX 76051

Re:  Key Employee Retention Program

Dear Mark:

In recognition of your continuing key role at and services on behalf of Atlas Energy Group, LLC and/or its affiliates (collectively, “Atlas”), you are eligible to participate in a retention bonus upon the terms and conditions set forth in this letter agreement (“Agreement”).  No amount paid pursuant to this Agreement shall impact the amount of your salary, bonus or benefits.

Atlas agrees to make the following payment to you, in addition to your normal salary, bonus and benefits, subject to the terms and conditions in this Agreement and your execution and delivery of this Agreement to Atlas by May 23, 2017 (the “Delivery Date”):

1.

Retention Bonus. If you agree, by execution of this letter, to continue your employment with Atlas and not resign before the first anniversary of the Delivery Date, you shall be entitled to the “Retention Bonus” set forth on the attached Schedule A, less any required withholdings. Provided you return a fully executed copy of this Agreement by the Delivery Date, the Retention Bonus, less applicable withholding taxes, will be paid to you as soon as practicable following the Delivery Date (the amount received by you net of such withholding is referred to herein as the "Net Amount").

2.

Repayment Obligation. If you (a) resign from your employment without “Good Reason” (as defined in your September 4, 2015 Employment Agreement) or your employment is terminated for “Cause” (as defined in your September 4, 2015 Employment Agreement), in either case prior to the first anniversary of the Delivery Date or (b) violate the Restrictive Covenants contained in your September 4, 2015 Employment Agreement, you will be required to repay the Net Amount, less $1,000, within 15 days.  In the event that, prior to the first anniversary of the Delivery Date, your employment with Atlas is terminated without Cause or by reason of your death or permanent disability (under the long-term disability policy of Atlas applicable to you), you will not have to repay the Net Amount, provided you comply with the terms of the Restrictive Covenants contained in your September 4, 2015 Employment Agreement.

3.

Miscellaneous.  The Retention Bonus shall not be taken into account for purposes of any other compensation or benefit program of Atlas and is in addition to and not in lieu of any salary, bonus, benefits or severance to which you may otherwise be entitled.  You may not assign your rights under this Agreement.  Atlas may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of Atlas Energy Group, LLC).  This Agreement sets forth the entire understanding between Atlas and you regarding any retention bonus, and may be changed only by a written agreement signed by you and Atlas.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.  Nothing in this Agreement shall be deemed to constitute a waiver of any of your rights, claims or causes of action under your September 4, 2015 Employment Agreement.

To accept this Agreement, please sign where indicated below, and return on or before May 23, 2017 in a confidential envelope to Robin Harris, Vice President of Human Resources, Atlas Energy Group, LLC, 1845 Walnut Street, Philadelphia, PA 19103.

Sincerely,

/s/ ATLAS ENERGY GROUP, LLC
ATLAS ENERGY GROUP, LLC

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

/s/ Mark D. Schumacher
Mark D. Schumacher

Schedule A

Retention Bonus Amount:  $ 120,000